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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This report, including the letter to stockholders, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility, second priority secured term loan facilities and other debt agreements;

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  general economic conditions (including the impact of continued high unemployment and changing consumer behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long term strategy;

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  our ability to maintain or grow prescription count and realize front-end sales growth;

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  our ability to hire and retain qualified personnel;

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  the continued impact of private and public third party payors reduction in prescription drug reimbursement and efforts to encourage mail order and limit access to payor networks;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  our inability to offset cost increases for generic drugs;

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  decisions to close additional stores and distribution centers or undertake additional refinancing activities, which could result in further charges to our operating statement;

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  our ability to manage expenses and our investment in working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management industries;

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  changes in state or federal legislation or regulations, and the continued impact from the ongoing implementation of the Patient Protection and Affordable Care Act as well as other healthcare reform;

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  the outcome of lawsuits and governmental investigations; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this report, including the letter to stockholders, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2014, which we filed with the SEC on April 23, 2014.

May 2014

Dear Fellow Investors,

        Fiscal 2014 was a successful, pivotal and groundbreaking year for Rite Aid in which we delivered excellent financial results, took significant steps in our health and wellness transformation and set the stage for a new strategy in which we more aggressively pursue opportunities for growth.

        In a year with many highlights, we set a new all-time company record for full-year Adjusted EBITDA and more than doubled net income compared to the previous year. We also delivered outstanding shareholder value with a return of more than 270 percent for calendar year 2013.*

        Yet fiscal 2014 was far more than just another great year for Rite Aid. Because of our continued positive momentum, we are now in a position to evolve our strategy from one that focuses on turning our company around to one that emphasizes growth. And with historic change taking place throughout the U.S. health care industry, we believe there are enormous opportunities to better serve our customers, meet evolving marketplace needs and demonstrate our value to the health care system.

We are Transitioning from Turnaround to Growth

        Our recent success has paved the way for a new strategy at Rite Aid, one that allows us to be more aggressive as we make the transition from turnaround to growth. A great example is how we are approaching our store development plan. In fiscal 2014, we completed our 1,200th Wellness store remodel, which means that more than a quarter of all Rite Aid stores are now Wellness stores. These remodeling projects will continue to be a key part of our strategy over the next few years, including our plans to complete 450 remodels in fiscal 2015.

        At the same time, we are building up our real estate pipeline for future relocations and new stores. Although it will take several years to build our pipeline, this is an exciting step for Rite Aid that is laying the foundation for future growth. By pursuing opportunities to build new stores, we can further develop underpenetrated markets and enter adjacent markets that have positive demographics for our business, allowing us to deliver our unique brand of health and wellness to new customers.

We are Aligning our Growth Strategy with an Expanded Health Care Offering

        Our strategy for long-term growth aligns with the significant opportunities we see to expand our health care offering and meet the growing demands of the changing health care marketplace. Trends like the aging U.S. population and expanded access to health insurance through the Affordable Care Act will place enormous demands on the U.S. health care system. As a community pharmacy with nearly 4,600 convenient locations, Rite Aid is well positioned to provide an even higher level of care to help meet this growing demand, drive positive health outcomes and find ways to help lower health care costs.

        Our innovative Rite Aid Health Alliance pilot is a great example of how we intend to redefine the community pharmacy experience. This cutting-edge program supports individuals with chronic and poly-chronic health conditions, whose struggle to manage their health is often difficult and costly to the health care system. Rite Aid Health Alliance is unique because pharmacists, in-store care coaches and local physicians work together to create a personalized care plan and support each patient in achieving his or her individual wellness goals. This program currently operates in four markets and we look forward to expanding our pilot to additional markets in the coming year.

        At the same time, our strategic acquisitions illustrate the relationship between our aggressive pursuit of growth and the expansion of our health care offering. Our acquisition of Boston-based Health Dialog, which provides the in-store care coaches for Rite Aid Health Alliance, will help us to advance the Health Alliance program as we also benefit from the company's industry-leading health care analytics and shared decision-making tools.

        Meanwhile, we're also positioning Rite Aid to deliver an additional layer of care through retail clinics, which play a critical role in today's health care delivery system. We recently acquired Houston-based RediClinic, a leading operator that has 30 clinics in the greater Houston, Austin and San Antonio areas. In the near future, we will begin to leverage RediClinic's expertise to deliver convenient health care and wellness programs at select Rite Aid stores.

We are Leveraging the Expertise and Clinical Skills of our Pharmacists

        As we expand our broader health care offering, we are also positioning our Rite Aid pharmacists to fully leverage their skills and expertise in providing meaningful care beyond prescriptions to our patients.

        More than ever before, our pharmacists are actively working with our patients to keep them well through initiatives like our immunization program. In fiscal 2014, we administered more than 3.2 million immunizations, including a company record 2.8 million flu shots. We see further opportunities to encourage more patients to make immunizations an even bigger part of their wellness arsenal—specifically with non-flu vaccinations for conditions like shingles, whooping cough and pneumonia—and make Rite Aid a true immunization destination.

        Pharmacists are among the most trusted and accessible health care professionals, giving them a unique opportunity to positively impact patient behavior through one-on-one interventions. Through services like medication compliance consultations and Medication Therapy Management, our pharmacists are playing a larger role in motivating patients to take their medications as prescribed. This is critical because, according to the New England Healthcare Institute, patients who do not take their medications as prescribed cost the U.S. health care system an estimated $290 billion in avoidable medical spending each year. That's why, in fiscal 2015, we will focus on launching new clinical services tools and resources to help our pharmacists make an even bigger impact on the health of our patients.

We are Strengthening our Unique Brand of Health, Wellness and Value

        The reinvention of our company's brand has been a cornerstone of our recent success, and we're determined to further strengthen this unique brand in order to better engage our customers.

        Our 1,215 Wellness stores are perhaps the most visible component of our wellness transformation. In fiscal 2014, Wellness stores continued to outperform the rest of our chain as customers responded positively to the expanded offering of pharmacy services and front-end wellness categories that these stores offer. A key to success has been our nearly 2,000 Wellness Ambassadors, who are specifically dedicated to providing a highly personalized customer experience and serve as a bridge between the front end and the pharmacy. In addition, we continue to evolve our Wellness store format as we test innovative merchandising strategies to better meet the needs of our customers.

        Our wellness+ customer loyalty program, with its 25 million active members, has also played a key role in fueling our wellness transformation. With its unparalleled offering of savings and wellness benefits, wellness+ continues to be the richest and most rewarding loyalty program in our industry. In fiscal 2014, we made a significant enhancement by launching wellness65+ for seniors, which now has more than 1.7 million members. Heading forward, we will continue looking for new ways to make the highly successful wellness+ program even stronger. At the same time, we will leverage our database of transactions to further engage our best customers and drive increased loyalty throughout our entire membership base.

        As we strengthen our wellness brand positioning, we also understand the importance of delivering the convenience and value that our customers want and expect. Rite Aid brand products are one of the many ways that we deliver this value, and these private brand items continued to perform well in fiscal 2014 with penetration increasing to nearly 18.4 percent of front-end sales.** While we believe that our Rite Aid brand program is strong, we are focused on further enhancing this offering in order to create a world-class private brand.

We will Continue to Successfully Manage our Business

        As we more aggressively pursue opportunities for growth, rest assured that we will continue to focus on the fundamental areas of our business that have played a key role in driving our turnaround. We will not lose sight of the importance of operational efficiency, effectively leveraging our cost structure and making strategic investments in our business.

        A key opportunity will be implementing our expanded partnership with McKesson, which will drive further efficiencies in our traditional drug dispensing business. At the same time, we plan to increase capital expenditures to $525 million in fiscal 2015 to fund growth opportunities like Wellness store remodels, enhanced technologies and our highly successful prescription file buy program.

We are Committed to Delivering Long-term Value to Our Shareholders

        Our growth strategy is specifically designed to deliver an engaging wellness experience to our customers and generate sustainable long-term value for our shareholders. In many ways, we feel as though we are beginning a new chapter here at Rite Aid. In essence, our goal is to not only continue our health and wellness transformation, but to accelerate it so that we can position Rite Aid to become a growing retail health care company.

        As Rite Aid begins a new fiscal year, we thank our associates for their commitment to bringing our strategy to life every day in our stores. We thank our supplier partners for collaborating with us to deliver wellness, value and innovation. We are grateful to our Board of Directors for their guidance and would like to welcome Kevin E. Lofton and Myrtle S. Potter, who joined our Board after last year's annual meeting.

        And we thank you, our investors, for your continued support as we position Rite Aid to be the customer's number one choice for health and wellness.

Sincerely,

John Standley
Rite Aid Chairman and CEO

*
Source: FactSet

**
Calculation based on pure front-end sales, which excludes certain categories such as alcohol, tobacco and one-hour photo.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
We are Transitioning from Turnaround to Growth
We are Aligning our Growth Strategy with an Expanded Health Care Offering
We are Leveraging the Expertise and Clinical Skills of our Pharmacists
We are Strengthening our Unique Brand of Health, Wellness and Value
We will Continue to Successfully Manage our Business
We are Committed to Delivering Long-term Value to Our Shareholders